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                                 Exhibit 10.25


Frontier letterhead

                           PERSONAL AND CONFIDENTIAL


May 31, 1996

To:  Martin T. McCue

Dear Mick,

I have reviewed the issues you have raised about bridging past service with other employers. I believe that Frontier benefited from your work within the telecommunications industry in the past: (1) with respect to the Minnesota and Iowa properties Frontier now owns and with which you worked during your tenure at Centel Corporation, and (2) with respect to your tenure as general counsel of the United States Telephone Association (USTA). Therefore, I am recommending to the Employees' Benefit Committee that your previous service be bridged, as delineated in the following paragraph, and that you receive credit for service with other employers under the terms of Frontier's benefit plans, including relevant conditions.

I am recommending that if you remain an employee of Frontier or an affiliate on the date indicated, your service will be bridged as follows:

Date                 Organization    Time Bridged
----------------------------------------------------
January 1, 1997      Centel          8 years
January 1, 1999      USTA            4 years
December 31, 1999    USTA            3 years, 8 months

This bridging credit enables you to derive all benefits associated with these years of service, including retirement benefits, as of the dates stated above.

Very truly yours,


/s/Ronald L. Bittner
-------------------------
Ronald L. Bittner

RLB/cn